Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-199133, No. 333-214595, No. 333-219292, No. 333-226521, No. 333-233794, No. 333-248584, No. 333-259186, No. 333-265439, No. 333-272514, No. 333-283290 and No. 333-287378) of Alibaba Group Holding Limited of our report dated July 21, 2023, except for Note 29 and the change in the composition of reportable segments as discussed in Note 5 and Note 28 to the consolidated financial statements, as to which the date is May 23, 2024, and except for the change in the presentation of segment information as discussed in Note 2(ai) and Note 28 to the consolidated financial statements, as to which the date is June 26, 2025 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

Hong Kong, the People’s Republic of China

June 26, 2025